Exhibit 10.47

                                    AGREEMENT

         This Agreement is made and entered into as of December 1, 1997, (the "Effective Date") by and between ACTV, Inc., having its principal place of business at 1270 Avenue of the Americas, Suite 2401, Rockefeller Center, New York, New York 10020 ("ACTV"), and EarthWeb Inc., an assignee of EarthWeb LLC, having its principal place of business at 3 Park Avenue, 38th Floor, New York, New York 10016 ("EarthWeb").

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties hereto agree as follows:

         1. Definitions.

            1.1 "Patent Applications" mean United States Patent and Trademark Office (USPTO) patent applications entitled Integrated Interactive Video and Internet System, identified in the USPTO by serial numbers 08/615,143, and 08/622,474, filed March 14, 1996, and March 25, 1996, respectively, and all amendments thereto, and all reissue applications, all divisional applications, all continuation applications (to the extent that such continuation applications claim inventions that are disclosed in the two previously identified patent applications), all continuation-in-part applications (to the extent such continuation-in-part applications claim inventions that are disclosed in the two previously identified patent applications), and all corresponding foreign applications.

            1.2 "HyperTV Software" means that certain software jointly developed by ACTV and EarthWeb LLC, including all derivative works thereto, under that certain Joint Venture Agreement dated December 1, 1995.

            1.3 "eSchool(TM) Product" means that Integrated Interactive Video and Internet System product which is claimed in the Patent Applications, in object code form, developed and marketed by ACTV, and all upgrades and new revisions thereof developed and offered to ACTV's customers, including all documentation corresponding thereto.

            1.4 "EarthWebModerator(TM) Product" means that certain real time discussion software product, which has not been claimed in the Patent Applications, in object code form, developed and marketed by EarthWeb, and all upgrades and new revisions thereof developed and offered to EarthWeb's customers, including all documentation corresponding thereto.

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            2. Ownership and Assignment.

               2.1 Inventions: EarthWeb hereby assigns all of its right, title and interest in and to the inventions described and disclosed in the Patent Applications, and in and to the Patent Applications and to any Letters Patents, both foreign and domestic, and all reissue, divisional and continuation applications, which may issue thereon, by execution of the Assignment attached as Attachment A. Concurrently with this Assignment, ACTV grants to EarthWeb a worldwide, nonexclusive, nontransferable (except as expressly provided herein), irrevocable license to practice the Patents issuing from the Patent Applications as more fully described in Section 4.1

               2.2 Other Intellectual Property Rights: EarthWeb hereby assigns to ACTV all of its right, title and interest in and to the copyrights and other intellectual property rights in the HyperTV Software, together with all rights arising from copyright ownership, and ACTV shall have the right to register such copyrights and other intellectual property rights in its own name. EarthWeb also assigns to ACTV all of the right, title and interest in and to the HyperTV trademarks, including all of the goodwill associated therewith. Concurrently with this Assignment, ACTV grants to EarthWeb a worldwide, nonexclusive, nontransferable (except as expressly provided herein), irrevocable license under the copyrights and other intellectual property rights in the HyperTV Software as more fully described in Section 4.2

               2.3 EarthWeb LLC: As a condition precedent to this Agreement, EarthWeb will provide to ACTV, at or prior to the time of execution of this Agreement, original assignment documents suitable and acceptable for recording in the United States Patent and Trademark Office and such other evidence as is needed which is sufficient to establish, to the satisfaction of ACTV's counsel, the assignment by EarthWeb LLC to EarthWeb Inc. of EarthWeb LLC's right, title and interest in the Patent Applications and the HyperTV Software and the copyrights and other intellectual property rights in the HyperTV Software, together with all rights arising from copyright ownership.

               2.4 Obligation: ACTV agrees to use commercially reasonable efforts to pay for and prosecute the patent applications entitled Integrated Interactive Video and Internet System, identified in the USPTO by serial numbers 08/615,143, and 08/622,474, filed March 14, 1996, and March 25, 1996, respectively. If, prior to the issuance of a USPTO Final Action including a "final rejection" of all pending claims in an application, ACTV decides not to continue the prosecution of any of the patent applications, it shall promptly provide notice to EarthWeb of its decision and, if EarthWeb so requests, ACTV shall assign such application(s) to EarthWeb, provided that EarthWeb shall return to ACTV a pro rata portion of the monies actually paid by ACTV to EarthWeb pursuant to this Agreement (i.e., one-half if EarthWeb requests assignation of one patent application, and the entire amount if EarthWeb request assignation of both patent applications).

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         3. Payment: ACTV shall pay Two Hundred Thousand Dollars ($200,000) to
EarthWeb in four quarterly installments of Fifty Thousand Dollars ($50,000) per quarter. ACTV shall pay the first quarterly installment of Fifty Thousand Dollars ($50,000) upon execution of the Agreement. Upon issuance of any Letters Patent to ACTV or its assignee(s), based upon any of the Patent Applications from the United States Patent and Trademark Office, ACTV shall, within thirty
(30) days from the date of issuance of the first such patent, pay in full to EarthWeb an additional Two Hundred Thousand Dollars ($200,000). ACTV shall provide EarthWeb with prompt written notice of the issuance of any such Letters Patent.

         4. Grant of Licenses.

            4.1 ACTV hereby grants EarthWeb, and EarthWeb hereby accepts, a worldwide, nonexclusive, nontransferable (except as expressly provided herein), irrevocable license to (i) make, have made, use, sell, offer for sale and export any invention claimed in the Patent Applications and/or in any Letters Patents which issue from the Patent Applications; (ii) to grant to EarthWeb's distributors the rights to use, sell, offer for sale and export any products made by or for EarthWeb which are covered by the Patent Applications and/or any Letters Patents issuing thereon and (iii) to grant to EarthWeb's or its distributor's customers the rights to use any such products.

            4.2 ACTV also hereby authorizes EarthWeb and grants to EarthWeb, and EarthWeb hereby accepts, a worldwide, non-exclusive, nontransferable (except as expressly provided herein), irrevocable license to (i) adapt, reproduce, distribute, and/or transmit, any copyrighted material or other material protected by intellectual property laws covered by the Hyper TV Software copyrights and intellectual property rights assigned to ACTV in Section 2.2 above and to generally practice any and all of the rights listed in Section 106 of the Copyright Law of the United States of America, including such rights as are necessary to use the products, to advertise or promote the products publicly and to make available such products on the Internet; (ii) to grant to EarthWeb's distributors the rights to reproduce, distribute and transmit any products made by or for and sold or licensed by EarthWeb which are covered by any copyrights or other intellectual property rights in the HyperTV Software and to generally practice any and all of the rights listed in Section 106 of the Copyright Law of the United States of America, including such rights as are necessary to use the products, to advertise or promote the products publicly and to make available such products on the Internet; and (iii) to grant to EarthWeb's and its distributors' customers the rights to use any products made by or for and sold or licensed by EarthWeb which are covered by the copyrights or other intellectual property rights in the HyperTV Software.

            4.3 Except as provided herein, EarthWeb shall not have the right to grant any license or sublicense to any third party relating to the rights granted to EarthWeb by ACTV pursuant to this Agreement.

            4.4 EarthWeb agrees that, upon receiving notice from ACTV that any Letters Patent on the Patent Applications has issued, EarthWeb shall use best

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efforts to mark any products utilizing the patented technology thereafter sold or otherwise distributed by EarthWeb under the licenses granted in this Agreement with the word "Patent(s)" and the number(s) of the Patent(s) applicable thereto.

            4.5 ACTV does not grant EarthWeb any license to the HyperTV trademarks. All rights not granted to EarthWeb in this provision are reserved and retained by ACTV.

         5. Distributorship Negotiations: Upon EarthWeb's establishment of a distribution partner program for its EarthWebModerator(TM) Product, and if requested by ACTV, the parties agree to discuss the possibility of a distributorship agreement between EarthWeb and ACTV pursuant to which ACTV would be appointed by EarthWeb as a nonexclusive distributor of the EarthWebModerator(TM) Product. If no agreement is reached within thirty days following the request by ACTV, neither party shall be required to continue the discussions. Upon ACTV's establishment of a distribution program for its eSchool(TM) Product, and if requested by EarthWeb, the parties agree to discuss the possibility of a distributorship agreement between ACTV and EarthWeb pursuant to which EarthWeb would be appointed by ACTV as a nonexclusive distributor of the eSchool(TM) Product. If no agreement is reached within thirty days following the request by EarthWeb, neither party shall be required to continue the discussions.

         6. Termination: If either ACTV or EarthWeb breaches or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within thirty (30) days after the giving of written notice by the non-defaulting party specifying such breach or default, the non-defaulting party shall have the right to terminate this Agreement by written notice, effective upon the receipt of such notice by the defaulting party.

         7. Confidentiality: EarthWeb acknowledges that unless and until the Patent Applications are granted and U.S. Letters Patent are issued to ACTV, the Patent Applications constitute ACTV Confidential Information. ACTV Confidential Information shall expressly include any and all information derived from the forgoing ACTV Confidential Information. ACTV Confidential Information shall not include any information that (a) is now or later becomes available to the public through means not involving the breach of a duty or obligation owed to ACTV by EarthWeb hereunder; (b) is disclosed to the public by ACTV or its authorized representatives; or (c) becomes rightfully known to EarthWeb from a third party not subject to a confidential or proprietary restriction. EarthWeb shall keep the ACTV Confidential Information in strict confidence and shall not disclose it to any person, firm or corporation, nor use the ACTV Confidential Information for any purpose other than for the specific purposes of this Agreement as described herein without the prior written consent of ACTV. Notwithstanding the foregoing, EarthWeb shall be entitled to develop, market and sell or license products and services pursuant to the licenses granted by ACTV to EarthWeb pursuant to Section 4 above, and may distribute such products and services, including information regarding such products and services, to the public. Any confidentiality

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obligations imposed on EarthWeb under this Section 7 shall expire to the extent the ACTV Confidential Information is disclosed by issuance of any Letter Patents based on the Patent Applications or four (4) years following the Effective Date, whichever is earlier.

         8. General Provisions.

            8.1 This Agreement, including Attachment A, which is incorporated by reference herein, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, discussions, representations or understandings between them.

            8.2 EarthWeb acknowledges that ACTV owns all property and intellectual property rights in the eSchool(TM) Product (including but not limited to any enhancements, upgrades, new releases, and modifications).

            8.3 ACTV acknowledges that EarthWeb owns all property and intellectual property rights in the EarthWebModerator(TM) Product (including but not limited to any enhancements, upgrades, new releases, and modifications).

            8.4 Neither party shall solicit or interview for employment or as a consultant or independent contractor, or hire, contract with or employ any individuals (a) who are employees of the other party or (b) who have been employed by the other party during the twelve (12) months prior to the possible employment, contract or retention date. This Section 8.4 shall apply to EarthWeb's possible employment of Ray Singh.

            8.5 In the event that either party is prevented from the performance of its obligations hereunder due to events beyond its control (such as, without limitation, strikes, fire, war, rebellion, accident, acts of God, embargoes, governmental orders or other such restrictions), this Agreement shall be suspended during such interruption.

            8.6 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., exclusive of its choice of law principles. Any controversy or claim arising out of or related to this Agreement, or any breach thereof (a "Dispute"), shall be settled by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), conducted by a single arbitrator familiar with software-related disputes selected by the parties from a list supplied by the AAA, with the forum being in the Borough of Manhattan, City of New York, State of New York, USA. The arbitrator shall undertake reasonable efforts to minimize the cost of the arbitration to the parties. In no event shall the arbitrator be authorized to award punitive or enhanced damages. The parties hereby submit exclusively, unconditionally and irrevocably to the jurisdiction of the Courts of the State of New York in the event it is necessary to enforce the arbitrator's award.

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            8.7 The relationship of ACTV and EarthWeb established by this
Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to constitute or imply that the parties are related as employer-employee, agent-principal, partners, joint venturers, co-owners, or otherwise as participants in a joint or common undertaking. Neither party has power or authority to represent, act for, bind, or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

            8.8 No modification, change or amendment to this Agreement, nor any waiver of any rights in respect hereto, shall be binding unless confirmed by a written instrument signed by an authorized officer of each party. The waiver of any breach or default hereunder shall not constitute the waiver of any subsequent breach or default.

            8.9 All notices hereunder required to be given to ACTV shall be sent to ACTV at 1270 Avenue of the Americas, Suite 2401, Rockefeller Center, New York, New York, Attention: William Samuels, and all notices to EarthWeb shall be sent to EarthWeb at 3 Park Avenue, 38th Floor, New York, New York 10016,
Attention: Nova Spivack.

            8.10 This Agreement shall inure to the benefit of and be binding on each of the parties hereto and their respective successors, permitted assigns and representatives. Either party may assign its rights and obligations under this Agreement to a third party upon the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, provided that the fact that a potential assignee is a competitor of the party from whom consent must be obtained shall be a reasonable basis for withholding consent. Notwithstanding the foregoing, either party shall have the right to assign this Agreement and all rights and obligations herein to any majority owned subsidiary or affiliate or to any person or entity acquiring substantially all of that portion of the assigning party's business relating to the subject matter of the Patent Applications. In the event that a party assigns his or her rights and obligations hereunder to a person or entity acquiring substantially all of that portion of the assigning party's business related to the subject matter of the Patent Applications, the assigning party agrees to provide the other party with notice of such assignment within thirty (30) days following the assignment.

            8.11 If one or more of the provisions contained herein shall be deemed to be null and void by law, then the remaining provisions shall continue in full force and effect.

            8.12 The provisions of paragraphs 4, 7 and 8 shall survive termination of this Agreement.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Effective Date.

ACTV, INC.                                EARTHWEB INC.
("ACTV")                                  ("EarthWeb")

By:                                       By:
    ---------------------------               ----------------------------

Title:                                    Title:
       ------------------------                  ------------------------

Date:                                     Date:
      -------------------------                 --------------------------



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                                  ATTACHMENT A


                                   ASSIGNMENT

         WHEREAS, by Assignment recorded in the United States Patent and Trademark Office on Reel 7904, Frame 0056, ACTV, Inc., a corporation organized and existing under the laws of the state of Delaware, and having a business address at 1270 Avenue of the Americas, Suite 2401, Rockefeller Center, New York, New York 10020, and EarthWeb Inc., a corporation organized and existing under the laws of the state of Delaware, and having a business address at 3 Park Avenue, 38th Floor, New York, New York 10016, jointly own the entire right, title and interest in and to (1) INTEGRATED INTERACTIVE VIDEO AND INTERNET SYSTEM, for which an application for Letters Patent of the United States was filed on March 14, 1996, and which may be identified in the United States Patent and Trademark Office by Serial No. 08/615,143; and (2) INTEGRATED INTERACTIVE VIDEO AND INTERNET SYSTEM, for which an application for Letters Patent of the United States was filed on March 25, 1996, and which may be identified in the United States Patent and Trademark Office by Serial No. 08/622,474.

         WHEREAS, EarthWeb Inc. has been assigned all the rights interest, title and privileges of EarthWeb LLC in and to said applications and all reissue, divisional and continuation applications and to any Letters Patent, both foreign and domestic, that may or shall issue from such applications, including all of its entire rights under the International Convention and all inventions disclosed and discussed therein.

         WHEREAS, ACTV, Inc., is desirous of acquiring the entire right, title and interest in and to said inventions, said applications and in, to and under any and all Letters Patent, foreign and domestic, to be obtained therefor.

         NOW, THEREFORE, it is agreed by, as follows:

         For good and valuable consideration, including a separate agreement between the parties, the sufficiency and adequacy of which is expressly acknowledged, EarthWeb Inc. has sold, assigned and transferred, and by these presents does hereby sell, assign and transfer unto said ACTV, Inc., its successors and assigns, its entire right, title and interest in and to said applications and all reissue, divisional and continuation applications and the Letters Patent, both foreign and domestic, that may or shall issue, including all of its entire rights under the International Convention and all inventions disclosed and discussed therein.

         Upon Said Consideration, EarthWeb Inc., its successor and assigns, does hereby covenant and agree with the said Assignee, its successors and assigns, that EarthWeb Inc., its successor and assigns, will not execute any writing or do any act whatsoever conflicting with these presents and that EarthWeb Inc., its successor and assigns, will at any time upon request, without further consideration, but at the expense of

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said Assignees, their successors or assigns, execute such additional writings and do such additional acts as said Assignees, their successors or assigns, may deem necessary or desirable to perfect the Assignee's enjoyment of this grant, and render all necessary assistance in making application for and obtaining original, divisional, continuation, reissued or extended Letters Patent of the United States, or of any and all foreign countries on said invention, and in enforcing any rights occurring as a result of such applications or patents, by giving testimony in any proceedings or transactions involving such applications or patents.

         IN WITNESS WHEREOF, Jack D. Hidary, Chief Executive Officer of EarthWeb Inc. has signed this Agreement on the date set forth below, and wherein this Assignment becomes effective on the date set forth below.

                                     EarthWeb Inc.



---------------------------
Date                                 Jack D. Hidary
                                     Chief Executive Office (CEO)

STATE OF NEW YORK         )
                           )  ss.
CITY OF NEW YORK          )


         On this _____ day of _________, 1997, before me a Notary Public, personally appeared Jack D. Hidary, known to me to be the Chief Executive Officer (CEO) of EarthWeb Inc., who is authorized to act on behalf of EarthWeb Inc., and further known to me to be the person who executed the foregoing Assignment an acknowledged that he executed the same as his free act and deed.

                                    SEAL
--------------------------
Notary Public